Exhibit 10.80

jcpenney	Notice of Stock Option Grant
J. C. Penney Company, Inc.	Name		Employee ID
	[Associate Name]		[EEID]
	Date of Grant	Option Grant Price Per Share	Number of NSO Shares Granted
	[Grant Date]	[Grant Price]	[Grant Amount]

This Notice of Non-Qualified Stock Option ("NSO") gives you the right to purchase the total number of shares of Common Stock of 50¢ par value ("Common Stock") of J. C. Penney Company, Inc. ("Company") at the option grant price per share as shown above.  This option is subject to and will be governed by all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2012 Long-Term Incentive Plan (“Plan”), and to the extent such term, rules, and conditions of the Plan are not modified by this Notice, and, if applicable, the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee of the Board of Directors.  Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and, if applicable, the Resolutions.

Vesting Terms

This option shall become exercisable (“vest”) in accordance with the following schedule provided you are actively Employed with the Company on the applicable vesting date with no break in service.

Normal Vesting Date	Percent Vesting
First Anniversary of Date of Grant	33-1/3%
Second Anniversary of Date of Grant	33-1/3%
Third Anniversary of Date of Grant	33-1/3%

Exercise Terms Following Termination of Employment

As provided in Article IX of the Plan, 100% of this option will become immediately exercisable, without regard to the Normal Vesting Dates above, on your Employment Termination following a Change of Control of the Company.

A pro rata portion of this option will vest and become immediately exercisable, without regard to the Normal Vesting Dates above, in the event of your termination of Employment due to Retirement, Disability, death, job restructuring, reduction in force, or unit closing.  The pro rata portion of this option that will vest in the event of your termination of Employment due to Retirement, Disability, death, or job restructuring, reduction in force or unit closing will be determined by multiplying the “Number of NSO Shares Granted” from above by a fraction, the denominator of which is 36 and the numerator of which is the number of months from the date of grant to the effective date of your termination of Employment.  The number of options that have already vested according to the terms herein will be subtracted from the prorated amount and the remaining prorated options will become immediately exercisable.  Any options which have not already vested or for which exercisability is not accelerated will expire on such employment termination.

Notwithstanding the foregoing, if you are party to a termination agreement, and your Employment is terminated due to an involuntary termination of Employment without Cause under, and as defined in that termination agreement, then the number of options that will become exercisable will be determined according to the terms of the underlying termination agreement subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release.

If your Employment is terminated for Cause then any unexercised options will expire as of the date of your employment termination for Cause.

Please see the Plan for all terms, rules, and conditions, including the post-termination of Employment exercise period applicable to this NSO.

Recoupment

As provided in Section 12.19 of the Plan this Award is subject to a compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This stock option grant does not constitute an employment contract.  It does not guarantee employment for the length of the vesting period or for any portion thereof.